Exhibit 5.1

February 27, 2020

Koppers Holdings Inc.

436 Seventh Avenue

Pittsburgh, Pennsylvania 15219

Re:At the Market Offering

Ladies and Gentlemen:

We have acted as transaction counsel to Koppers Holdings Inc., a Pennsylvania corporation (the “Company”), in connection with the At Market Issuance Sales Agreement, dated as of February 27, 2020 (the “Sales Agreement”), by and between the Company and B. Riley FBR, Inc. (the “Agent”). Pursuant to the terms and subject to the conditions set forth in the Sales Agreement, the Company may issue and sell, from time to time, up to $100,000,000 in aggregate market value of shares (the “Placement Shares”) of the Company’s common stock, par value $0.01 per share (“Common Stock”), pursuant to the Sales Agreement. The Placement Shares are being offered on a delayed or continuous basis in an offering registered under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to a Registration Statement on Form S-3 filed with the Securities and Exchange Commission (the “Commission”) on the date hereof under the Securities Act (the “Registration Statement”).

In connection with rendering the opinions set forth below, we have examined (i) the Registration Statement; (ii) the Prospectus, dated February 27, 2020, as supplemented by the accompanying Prospectus Supplement, dated February 27, 2020, relating to the offering of the Placement Shares by the Company pursuant to the Sales Agreement, as filed by the Company with the Commission on February 27, 2020 pursuant to Rule 424(b) under the Securities Act, including all material incorporated by reference therein (together, the “Prospectus”); (iii) the Sales Agreement; (iv) the Company’s Amended and Restated Articles of Incorporation, as amended (the “Articles of Incorporation”), and the Company’s Second Amended and Restated Bylaws (the “Bylaws”); and (v) copies of the resolutions adopted by the Board of Directors of the Company on February 12, 2020. In addition, we have made such examination of law as we have deemed appropriate.

For the purposes of this opinion letter, we have made the assumptions that are customary in opinion letters of this kind, including without limitation: (i) that each document submitted to us or reviewed by us is accurate and complete; (ii) that each such document that is an original is authentic and each such document that is a copy conforms to an authentic original; (iii) that all signatures on each such document are genuine; (iv) the legal capacity of all natural persons; (v) that the Sales Agreement constitutes a legal, valid and binding obligation of the Agent,

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Koppers Holdings Inc.

February 27, 2020

enforceable against the Agent in accordance with its terms; (vi) there are no documents or agreements by or among any of the parties to the Sales Agreement, other than those referenced in this opinion letter, that could affect any of the opinions expressed herein and no undisclosed modifications, waivers or amendments (whether written or oral) to any of the documents reviewed by us in connection with this opinion letter; (vii) that the Agent has complied with all state and federal statutes, rules and regulations applicable to it relating to the transactions set forth in the Sales Agreement; (viii) that the Company will have sufficient authorized and unissued shares of Common Stock at the time of each issuance of a Placement Share pursuant to the Sales Agreement to provide for such issuance; and (ix) the issuance of each Placement Share will be duly noted in the Company’s stock ledger upon its issuance. We have not verified any of the foregoing assumptions.

The opinions expressed in this opinion letter are limited to the law of the Commonwealth of Pennsylvania. We are not opining on, and we assume no responsibility for, the applicability to or effect on any of the matters covered herein of (i) any other laws; (ii) the laws of any other jurisdiction; or (iii) the law of any county, municipality or other political subdivision or local governmental agency or authority.

Based on the foregoing, and subject to the foregoing and the additional qualifications and other matters set forth below, it is our opinion that (i) the Placement Shares have been duly authorized by the Company for issuance and sale pursuant to the Sales Agreement and (ii) when issued and delivered to the Agent by the Company in accordance with the terms of the Sales Agreement against payment of the consideration provided for therein, the Placement Shares will be validly issued, fully paid and nonassessable.

The opinions set forth above are subject to the following additional assumptions:

(a)     (i) The Registration Statement and any amendment thereto (including any post-effective amendment) will continue to be effective under the Securities Act at each time when a Placement Share is issued and sold, and such effectiveness will not have been terminated, suspended or rescinded, and (ii) the Prospectus will continue to accurately describe the Placement Shares at the time any Placement Share is issued and sold.

(b)     All Placement Shares will be issued and sold (i) in compliance with all applicable federal and state securities laws, rules and regulations and solely in the manner provided in the Registration Statement and the Prospectus and (ii) only upon payment of the consideration fixed therefor in accordance with the terms and conditions of the Sales Agreement (including any amendment or supplement thereto), and there will not have occurred any change in law or fact affecting the validity of any of the opinions rendered herein with respect thereto;

Koppers Holdings Inc.

February 27, 2020

(c)    The Company will have taken any action required to be taken by the Company to authorize the offer and issuance of each Placement Share, and such authorization will remain in effect and unchanged at all times during which each Placement Share is offered and will not have been modified or rescinded (subject to the further assumption that the sale of any Placement Share takes place in accordance with such authorization). The Articles of Incorporation and the Bylaws will not be amended from the date hereof in a manner that would affect the validity of any of the opinions rendered herein. The authorization of the Board of Directors with respect to the issuance and sale of the Placement Shares pursuant to the Sales Agreement will have not been amended from the date hereof in a manner that would affect the validity of any of the opinions rendered herein, and such authorization will remain in effect and unchanged at all times during which the Placement Shares are offered.

The opinions set forth above are subject to the effects of (a) bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization, receivership, moratorium and other similar laws relating to or affecting the enforcement of creditors’ rights or remedies generally; (b) general principles of equity, regardless of whether such principles are considered in a proceeding at law or in equity; and (c) an implied covenant of good faith, reasonableness, fair dealing and standards of materiality.

We assume no obligation to update or supplement any of our opinions to reflect any changes of law or fact that may occur.

We hereby consent to the filing of this opinion letter as an exhibit to the Company’s Current Report on Form 8-K being filed on the date hereof and to the reference to this firm’s name under the captions titled “Legal Matters” in the Prospectus. In giving our consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement or the Prospectus o within the meaning of the term “expert”, as used in Section 11 of the Securities Act or the rules and regulations promulgated thereunder, nor do we admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Yours truly,

/s/ K&L Gates LLP